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                                                                 Exhibit (a)(22)


To:      Certain Portal Employees who have made selections on the Online Tool
From:    Janette Garces
Subject: Portal's Stock Option Exchange Program - NEED YOUR ELECTION FORM!
Date:    August 1, 2001

Our records indicate that you have made selections on the online tool for Portal's Stock Option Exchange Program (PSOEP). However, we haven't received your signed Election Form. We must receive this form by Sat. Aug. 4 11:59 PM (Pacific Daylight Time) in order for your election to be valid.

Instructions:
    .  Log in to the PSOEP Election Tool: http://pathfinder.portal.com/EEStock
    .  Click on "Re-print Final Elections" in the green highlighted section
    .  Print Election Form & Sign
    .  Submit to HR by:
         . Hand deliver (HR is located on the first floor just south of the main lobby)
         . Fax to 408-572-3417

         Deadline is Sat. Aug 4  11:59 PM (Pacific Daylight Time)